As filed with the U.S. Securities and Exchange Commission on December 18, 2019.

Registration Statement No. 333-235542

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1
to

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genetic Technologies Limited

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Australia	2386	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

60-66 Hanover Street
Fitzroy, Victoria, 3065, Australia
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

60-66 Hanover Street

Fitzroy, Victoria, 3065, Australia

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison Newman, Esq.	Barry I. Grossman, Esq.
Zev Bomrind, Esq.	Sarah E. Williams, Esq.
Fox Rothschild LLP	Ellenoff Grossman & Schole LLP
101 Park Avenue	1345 Avenue of the Americas
New York, NY 10178	New York, NY 10105
(212) 878-7997	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†                                         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)(3)	AMOUNT OF REGISTRATION FEE(4)
Ordinary shares, no par value per share, represented by American Depositary Shares (1)	$10,000,000.00	$1,298.00	(5)

(1)                                 American Depositary Shares (as evidenced by American Depositary Receipts, or ADRs, each representing 600 ordinary shares).

(2)                                 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)                                 Includes ordinary shares represented by American Depositary Shares, or ADSs, that are issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares.

(4)                                 Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(5)                                 Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Genetic Technologies “ or the “company,” “we,” “our,” “us” or similar terms refer to Genetic Technologies Limited and its subsidiaries.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the Company’s Constitution or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Rule 22 of the Company’s Constitution provides:

To the extent permitted by law, the Company shall indemnify each person who is or has been an officer of the Company or an officer of a related body corporate of the Company, on a full indemnity basis against any liability incurred by the person:

•                  in his capacity as an officer of the Company or a related body corporate; and

•                  to a person other than the Company or a related body corporate of the Company, unless the liability arises out of conduct of the officer which involves a lack of good faith.

To the extent permitted by law, the Company shall indemnify each person who is or has been an officer of the Company or an officer of a related body corporate of the Company, on a full indemnity basis against any liability for costs and expenses incurred by the person in connection with proceedings involving the person in his or her capacity as an officer of the Company or a related body corporate.

The Company may:

•                  enter into, or agree to enter into; and

•                  pay, or agree to pay, a premium in respect of,

a contract insuring a person who is or has been an officer of the Company or of a related body corporate of the Company against a liability incurred by the person as such an officer, except in circumstances prohibited by the Law.

Without limiting a person’s right under this Rule 22, the Company may enter into a deed agreeing with the person to give effect to the rights of the person conferred by this rule or the exercise of a discretion under this rule, on such terms and conditions as the directors think fit and which are not inconsistent with this Rule 22.

This Rule 22 does not limit any right the person otherwise has.

In this Rule 22, an officer means a director or secretary of the Company and such other persons as the directors decide from time to time.

The Company maintains liability insurance policies insuring the Company’s directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the prior three years, we issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulations D and S thereunder. None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

On October 29, 2019, the Company completed a rights offering to the holders of its ordinary shares in which it issued 1,125,000,000 ordinary shares at an issue price of A$0.004, resulting in gross proceeds to the Company before transaction costs of A$4,500,000. Lodge Corporate acted as the underwriter in the rights offering with respect to A$4,000,000 of the A$4,500,000 total proceeds raised in the rights offering, and was paid a commission of 2% of A$4,000,000.  In addition, Lodge Corporate and sub-underwriters in the Rights Offering became entitled to be issued three-year options to purchase an aggregate of 500,000,000 ordinary shares at an exercise price of A$0.008 per ordinary share.  The sub-underwriters of the underwritten portion of the Rights Offering included Peter Rubinstein and Dr. Jerzy Muchnicki, who will each be issued options to purchase 125,000,000 ordinary shares.

In addition, the Company sold securities in the three prior fiscal years as follows:

		Issue Price	Total Value
Date	Details	AUD$	AUD$
May 6, 2019	72,596,869 ordinary shares issued to Kentgrove Capital Growth Fund	$0.00676	490,755

October 24, 2018	100,000,0000 ordinary shares issued to Kentgrove Capital Growth Fund	$0.0135	1,350,000

August 8, 2018	108,833,100 ordinary shares issued to Kentgrove Capital Growth Fund	$0.0113	1,229,814

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
Exhibit 1.1	Form of Underwriting Agreement (to be filed by amendment)

Exhibit 3.1	Constitution (incorporated by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 20-F filed with the Commission on December 21, 2010)

Exhibit 4.1

Deposit Agreement, dated as of January 14, 2002, by and among Genetic Technologies Limited, The Bank of New York Mellon, as Depositary, and the Owners and Holders of American Depositary Receipts (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form F-6 relating to the ADSs filed with the Commission on September 12, 2012)

Exhibit 4.2	Form of American Depositary Receipt (incorporated by reference to Rule 424(b)(3) filing (File No. 333-183861), filed with the Commission on August 15, 2019)

Exhibit 5.1	Opinion of K&L Gates (to be filed by amendment)

Exhibit 10.2	License and Services Agreement, dated November 29, 2016, between The University of Melbourne and Genetic Technologies Limited (filed herewith)

Exhibit 10.3	Collaborative Research Agreement between Memorial Sloan Kettering Cancer Center; The Chancellor, Masters and Scholars of the University of Cambridge; and Phenogen Sciences, Inc. (filed herewith)

Exhibit 10.4	Master Collaboration Agreement, dated September 13, 2019, between Genetic Technologies Limited and The Translational Genomics Research Institute (filed herewith)

Exhibit 10.5	Exhibit A-1 entered into under Master Collaboration Agreement, dated September 13, 2019, between Genetic Technologies Limited and The Translational Genomics Research Institute (filed herewith)

Exhibit 23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm (previously filed)

Exhibit 23.2	Consent of K&L Gates (to be included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (filed herewith as part of the signature page)

Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)                                  The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Victoria Australia, on the 18th day of December, 2019.

GENETIC TECHNOLOGIES LIMITED

By:	/s/ Dr. Jerzy Muchnicki
Dr. Jerzy Muchnicki
Interim Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Jerzy Muchnicki	Interim Chief Executive Officer (Principal Executive Officer)	December 18, 2019
Dr. Jerzy Muchnicki

/s/ Phillip Hains	Chief Financial Officer (Principal Financial Officer)	December 18, 2019
Phillip Hains

/s/ Dr. Lindsay Wakefield	Director	December 18, 2019
Dr. Lindsay Wakefield

/s/ Peter Rubinstein	Director	December 18, 2019
Peter Rubinstein

/s/ Nick Burrows	Director	December 18, 2019
Nick Burrows

Authorized U.S. Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genetic Technologies Limited, has signed this registration statement in the City of Newark, Delaware, on December 18, 2019.

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director
Authorized Representative in the United States